Exhibit 99.1

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:	CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES REPORTS ITS EIGHTH CONSECUTIVE RECORD REVENUE QUARTER; DILUTED EPS FROM CONTINUING OPERATIONS INCREASES TO $0.10 IN THE SECOND QUARTER OF FISCAL 2008
Board Authorizes Stock Buyback
     ST. PAUL, Minn., May 28, 2008 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), today reported financial results for the second fiscal quarter ended April 30, 2008. As previously announced, the company completed the sale of substantially all of the assets of its interventional business on January 31, 2008. Historical results discussed below reflect the company’s continuing operations for the fiscal 2008 second quarter versus comparable financial results for the same period of fiscal 2007. Operating results for the interventional business are reflected as discontinued operations for all periods presented. A pre-tax gain on the sale of the interventional business of $11.4 million was recorded in the first quarter of fiscal 2008. Income taxes recorded on the gain were $6.1 million, resulting in a net gain of $5.3 million.
     In the fiscal 2008 second quarter, net revenue rose to $12.4 million, a 37 percent increase over $9.1 million in the year-ago period, and a 10 percent sequential gain over $11.3 million in the fiscal 2008 first quarter. The company reported second-quarter income from continuing operations of $1.3 million, or $0.10 per diluted share, up from income of $741,000, or $0.06 per diluted share, in the year-earlier period.
     “For eight consecutive quarters, our business has generated record revenue. We are pleased with having achieved that level of performance, and I am proud of all Synovis employees for their dedication in making it happen and their enthusiasm for continued growth as we go forward,” said Richard W. Kramp, Synovis Life Technologies’ president and chief executive officer. “We have a portfolio of established and emerging products,

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May 28, 2008

and in the second quarter, all product lines contributed to the sales growth, and gross margins improved. Our 43 domestic direct sales representatives — 36 selling our surgical products and seven selling our microsurgery products — are successfully connecting with physicians and effectively communicating the differentiating benefits of our products while building a strong customer base. As expected, sales and marketing, and R&D expenses were higher this quarter and represent sound investments to support future growth. Even with the higher operating costs, earnings improved significantly over the prior-year period.”
     The second-quarter gross margin rose to 68 percent, a five-percentage point gain over the second quarter of fiscal 2007. The improvement is attributable to increased sales of higher-margin Veritas® and Peri-Strips® products, improved production and overhead utilization associated with products sold in the just-completed period and increased average net sales prices. A one-time charge related to a non-conforming product reduced gross margin by nearly one percentage point. Operating expenses rose approximately 35 percent in the second quarter, due to participation in two major medical conferences, a national sales meeting and the expanded sales force, as well as higher R&D investments. Operating income totaled $1.4 million, up 143 percent from operating income of $575,000 a year earlier.
     In the first half of fiscal 2008, net revenue from continuing operations rose to $23.7 million, up 35 percent from $17.5 million in the first six months of the prior fiscal year. Net earnings improved to $2.5 million, or $0.19 per diluted share, up from $1.2 million, or $0.10 per diluted share, in the first half of fiscal 2007.
     Synovis had $68.9 million in cash and cash equivalents as well as $2.9 million in restricted cash and $10.3 million in auction rate securities classified as long-term investments, for a total of $82.1 million of cash and investments as of April 30, 2008, up from $53.7 million at the fiscal 2007 year-end primarily due to the proceeds from the sale of the interventional business. Cash provided by operating activities from continuing operations was approximately $1.2 million in the second quarter of fiscal 2008 and approximately $2.3 million for the first half of fiscal 2008.
     This morning, Synovis issued a separate news release announcing a stock buyback of up to one million shares. Kramp said, “The stock buyback is a direct demonstration of confidence in our technologies, vision and growth potential, while leaving ample resources to execute on acquisitions which meet our criteria.”
Product Highlights
     Synovis offers a full product portfolio which includes tissue-based products, devices for microsurgery, and surgical tools and instruments with applications in several surgical specialties, including bariatric, general, vascular, neuro, micro and reconstructive surgery. Product-related highlights from the second quarter follow.
     Revenue from the company’s microsurgical product line rose 38 percent over the same quarter last year to $1.8 million. Sales of the Microvascular Anastomotic Coupler, the primary microsurgery product — a device for connecting small blood vessels without sutures — accounted for a large portion of the growth with a 41

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May 28, 2008

percent revenue gain over the year-ago quarter. The Coupler facilitates connecting extremely small blood vessels in about one-fourth of the time required by hand suturing with no compromise of short- or long-term patency. Growth of the other microsurgical products, including S&T instruments and the Neurotube, was also robust.
     Kramp noted, “We have now completed the transition to an all-direct microsurgery products sales force in the United States — a strategic move that is already having a positive impact on growth. Our team of seven sales professionals is expanding our customer base of micro and reconstructive surgeons, while serving the needs of current customers.”
     Peri-Strips® Dry, or PSD, product sales reached $4.3 million, a 28 percent increase over the year-ago period. PSD is a tissue-based staple-line buttress used primarily to prevent leakage of blood or gastric fluids in bariatric procedures to treat obesity. Kramp added, “Within the Peri-Strips product line, PSD Veritas has become an especially strong growth driver and now represents 76 percent of Peri-Strips sales. The use of PSD Veritas is growing in the United States and Europe as surgeons recognize the unique advantages of this biomaterial. Further, published clinical outcomes demonstrating the positive impact of gastric bypass surgery on Type II diabetes and disappointing long-term results with alternative gastric banding procedures, could encourage more U.S. and European patients to inquire about the bypass procedure.”
     Revenue from tissue patch products, including the Tissue-Guard product line and Veritas remodelable biomaterial, rose to $4.9 million in the second quarter, a 60 percent increase over the year-ago period. As in recent quarters, Tissue-Guard sales for the vascular, thoracic and neuro applications increased significantly in both U.S. and international markets. Veritas sales in the complex ventral hernia repair application grew even faster. Introduced into this market at the end of the fiscal 2007 first quarter, Veritas collagen matrix patch has achieved an annualized sales rate of approximately $4.5 million.
     According to Kramp, “We are slightly ahead of our aggressive sales goals for Veritas in the hernia application and have just started to penetrate this market. Surgeons who have used the Veritas collagen matrix patch — even in difficult hernia cases — are satisfied with its performance and pleased with patient outcomes. We are very excited about our prospects for growth in the hernia market, and are directing R&D resources toward new applications for Veritas, including A/V fistula repair.”
Conference Call and Webcast
     Synovis Life Technologies will host a live Webcast of its fiscal second-quarter conference call today, May 28, at 10 a.m. CT to discuss the company’s results. To access the live Webcast, go to the investor information section of the company’s Web site, www.synovislife.com, and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, May 28.

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May 28, 2008

     If you prefer to listen to an audio replay of the conference call, dial (888) 286-8010 and enter access number 89982130. The audio replay will be available beginning at 1 p.m. CT on Wednesday, May 28, through 6 p.m. CT on Friday, May 30.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company that develops, manufactures and markets medical devices for the surgical treatment of disease. The company’s products include implantable biomaterials for soft tissue repair, devices for microsurgery and surgical tools — all designed to reduce risks and facilitate critical surgeries, leading to better patient outcomes and/or lower costs. For additional information on Synovis Life Technologies and its products, visit the company’s Web site at www.synovislife.com.
     Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the ability of our expanded sales force to grow revenues, outcomes of clinical and market trials as well as regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, the cost and outcome of intellectual property litigation, current market conditions affecting our investments and any claims for indemnification related to the sale of the interventional business, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended January 31, 2008.

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May 28, 2008

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	April 30		April 30
	2008	2007	2008	2007
Net revenue	$12,413	$9,083	$23,719	$17,514
Cost of revenue	4,010	3,334	7,695	6,422
Gross margin	8,403	5,749	16,024	11,092
Gross margin percentage	68%	63%	68%	63%

Selling, general and administrative	6,200	4,587	11,855	9,340
Research and development	806	587	1,489	1,103

Operating income	1,397	575	2,680	649

Interest income	575	484	1,160	977
Income from continuing operations before provision for income taxes	1,972	1,059	3,840	1,626
Provision for income taxes	671	318	1,344	388

Income from continuing operations	1,301	741	2,496	1,238

Discontinued operations:
Income (loss) from operations of discontinued business, net of tax provision of $16 and tax benefit of $10 and $100	—	18	(20)	(215)
Gain on sale of discontinued operations, net of taxes of $6,083	—	—	5,340	—

Net income	$1,301	$759	$7,816	$1,023

Basic earnings (loss) per share
- Continuing operations	$0.10	$0.06	$0.20	$0.10
- Discontinued operations	—	—	0.43	(0.02)

Total	$0.10	$0.06	$0.63	$0.08

Diluted earnings (loss) per share
- Continuing operations	$0.10	$0.06	$0.19	$0.10
- Discontinued operations	—	—	0.42	(0.02)

Total	$0.10	$0.06	$0.61	$0.08

Weighted average basic shares outstanding	12,413	12,207	12,393	12,166
Weighted average diluted shares outstanding	12,706	12,461	12,733	12,345

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May 28, 2008

SYNOVIS LIFE TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets (unaudited)
As of April 30, 2008, and October 31, 2007
(In thousands, except share and per share data)

	April 30,	October 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$68,867	$9,578
Short-term investments	—	44,100
Accounts receivable, net	5,902	5,094
Inventories	5,368	4,900
Deferred income tax asset, net	313	805
Other current assets	1,008	942
Current assets — discontinued operations	—	8,921

Total current assets	81,458	74,340

Restricted cash	2,950	—
Investments	10,260	—
Property, plant and equipment, net	3,287	3,279
Goodwill and other intangible assets, net	5,204	5,256
Deferred income tax asset, net	377	676
Other assets — discontinued operations	—	11,126

Total assets	$103,536	$94,677

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$7,085	$4,421
Current liabilities — discontinued operations	350	3,303

Total current liabilities	7,435	7,724

Shareholders’ equity:
Preferred stock: authorized 5,000,000 shares of $.01 par value; none issued or outstanding at both dates	—	—
Common stock: authorized 20,000,000 shares of $.01 par value; issued and outstanding, 12,456,312 at April 30, 2008 and 12,359,302 at October 31, 2007	125	124
Additional paid-in capital	79,678	78,347
Retained earnings	16,298	8,482

Total shareholders’ equity	96,101	86,953

Total liabilities and shareholders’ equity	$103,356	$94,677

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